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                                                                     EXHIBIT 2.1

                               SECOND AMENDMENT TO
                          AGREEMENT AND PLAN OF MERGER

      This Second Amendment (the "Amendment"), dated October 31, 2001 to Agreement and Plan of Merger dated as of May 7, 2001, as amended (the "Agreement"), is by and among Industrial Holdings, Inc., a Texas corporation ("IHI"), T-3 Energy Services, Inc., a Delaware corporation ("T-3"), and First Reserve Fund VIII, Limited Partnership, a Delaware limited partnership (the "Fund").

      WHEREAS, IHI, T-3 and the Fund desire to amend the Agreement as provided herein.

      NOW, THEREFORE, in consideration of the covenants and agreements herein contained, the parties hereto agree as follows:

      1. The third recital of the Agreement is deleted and replaced as follows:

                  WHEREAS, immediately after the consummation of the Merger, IHI will merge into a Delaware corporation which is a wholly-owned subsidiary of IHI ("IHI Delaware"), on terms set forth in Appendix I hereto (the "Reincorporation"); and

      2.    The following definitions are added to Section 1.1 of the
Agreement:

                  "Sale of Assets" means a sale, lease or exchange of all or substantially all of the assets of an entity which is subject to the IHI Dispositions.

                  "Sale of Stock" means (i) any sale in a single transaction or in a series of related and substantially contemporaneous transactions of shares of all of the capital stock of any entity which is subject to the IHI Dispositions, or (ii) any merger, consolidation or reorganization of an entity which is subject to the IHI Dispositions, as a result of which all of the capital stock of such entity is sold, transferred or exchanged pursuant to such merger, consolidation or reorganization.

      3. Appendix I to the Agreement is deleted and replaced with the Reincorporation Merger Agreement set forth in Exhibit A hereto.

      4. Section 6.19 of the IHI Disclosure Schedules is deleted and replaced with Exhibit B hereto.

      5. Subsection 3.1(b) of the Agreement is deleted and replaced with the following:

                  (b) At the Effective Time, each share of T-3 Common Stock
            issued and outstanding immediately prior to the Effective Time (other than shares held by a holder that properly exercises dissenters' rights in strict compliance with the DGCL), without any

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            action on the part of the holder thereof, shall automatically become and be converted into (i) the right to receive certificates evidencing a number of shares of IHI Common Stock equal to the Exchange Factor plus (ii) 3.9074 Merger Warrants upon surrender, in accordance with Subsection 3.1(c) hereof, of certificates theretofore evidencing shares of T-3 Common Stock. Section 3.1 of the T-3 Disclosure Schedules lists all T-3 Stockholders and the number of shares of T-3 Common Stock owned by each such stockholder as of the date hereof (including shares issuable upon conversion of debt held by the Fund).

      6.    Section 6.19 is deleted and replaced with the following:

      Section 6.19 Agreements with Respect to IHI Dispositions.

                  (a) IHI and/or one or more of its Affiliates shall have
            entered into definitive agreements (the "Disposition Agreements") with respect to each of the IHI Dispositions not later than November 15, 2001. The IHI Dispositions are set forth on Schedule 6.19 of the IHI Disclosure Schedules.

                  (b) The Disposition Agreements may take the form of a merger, sale of stock or sale of assets or such other form as may be reasonably acceptable to T-3 and IHI. No Disposition Agreement shall be entered into without the written consent of T-3, which consent shall not be unreasonably withheld; however, T-3 shall have no obligation to consent unless the Disposition Agreements provide for an aggregate Net Proceeds of at least $33.3 million, of which not greater than $6.1 million shall be represented by seller financing or other deferred payment obligations to IHI or its Subsidiaries with respect to non-competition agreements, consulting arrangements, earnout payments or other similar arrangements. Notwithstanding the foregoing, T-3 has consented to two of the Disposition Agreements as indicated in Section 6.19 of the IHI Disclosure Schedules. IHI agrees to keep T-3 informed regarding the status of all negotiations relating to the IHI Dispositions and allow T-3 to participate (with such legal or other advisors as it deems appropriate), at its expense, in discussions and negotiations with the proposed purchasers. Notwithstanding the foregoing, IHI shall remain solely responsible for the IHI Dispositions, and T-3 shall have no authority to negotiate such transactions or enter into any agreements on IHI's part.

                  (c) All proceeds from the IHI Dispositions shall be used (i)
            first to repay any capitalized leases that are owed by the entity being sold, or borrowed money indebtedness secured by the assets of the entity being sold in order of priority of their secured


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            position and (ii) second to repay a portion of IHI's Senior Secured
            Credit Facility satisfactory to IHI's senior secured lenders.

                  (d) The "Net Proceeds" from the IHI Dispositions shall be determined as follows:

                  (i) If the IHI Disposition results from the Sale of Stock, the amount of the consideration received by IHI or its Subsidiaries from such sale, less all expenses incurred or estimated to be incurred by IHI or its Subsidiaries in connection with the Sale of Stock, including all Taxes resulting therefrom, fees of counsel, accountants and other consultants, fees of any investment banking firm acting as financial advisor to IHI or its Subsidiaries, and any brokerage or finder's fee payable in connection with the Sale of Stock.

                  (ii) If the IHI Disposition results from the Sale of Assets, the amount of the consideration received by IHI or its Subsidiaries for the assets sold by it in the Sale of Assets (exclusive of any IHI or Subsidiary liabilities assumed by the purchaser of such assets), less all expenses incurred or estimated to be incurred by IHI or its Subsidiaries in connection with the Sale of Assets, including all Taxes resulting therefrom, fees of counsel, accountants and other consultants, fees of any investment banking firm acting as financial advisor to IHI or its Subsidiaries, and any brokerage or finder's fee payable in connection with the Sale of Assets.

      7.    Subsection 7.1(g) is deleted and replaced with the following:

                  (g) The Reincorporated Company shall meet the initial listing requirements (on a pro forma basis) for the shares of its common stock to be approved for quotation on the Nasdaq National Market based on the average closing price of IHI common stock on the Nasdaq Stock Market for the ten trading days immediately prior to the Closing Date or the shares of common stock of the Reincorporated Company shall have been conditionally approved for listing on the Nasdaq National Market subject to the requirement of meeting the $5 minimum bid price requirement.

      8.    The following subsection is added at the end of Section 8.1.

                  (i) notwithstanding Section 8.1(c) hereof, by T-3, if IHI
            and/or one or more of its Affiliates has not entered into definitive Disposition Agreements by November 15, 2001 with respect to each of the IHI Dispositions in accordance with Section 6.19.

      9. Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.

      10. Except as otherwise amended hereby, the Agreement remains in full force and effect.


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      IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be signed by their respective duly authorized officers as of the date first written above.

                                    INDUSTRIAL HOLDINGS, INC.


                                    By:   /s/ ROBERT E. CONE
                                        --------------------------------------
                                          Robert E. Cone
                                          President and Chief Executive Officer


                                    T-3 ENERGY SERVICES, INC.


                                    By:   /s/ MICHAEL L. STANSBERRY
                                        --------------------------------------
                                          Michael L. Stansberry
                                          President and Chief Executive Officer


                                    FIRST RESERVE FUND VIII,
                                    LIMITED PARTNERSHIP

                                    By:   First Reserve GP VIII, L.P.,
                                          its General Partner

                                    By:   First Reserve Corporation,
                                          its General Partner


                                    By:   /s/ JOSEPH R. EDWARDS
                                        --------------------------------------
                                          Joseph R. Edwards
                                          Vice President


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                                    EXHIBIT B


                                  Schedule 6.19
                                IHI Dispositions

                                                                  T-3 Consent
       Name                                                        Obtained
       ----                                                       -----------
  A.   Beaird Industries

  B.   Engineered Products Group:
       (3 separate sales)

       (1)   Landreth Metal Forming, Inc.

       (2)   Rex Machinery Movers, Inc. d/b/a Ideal Products;
             OF Acquisition L.P.; and Philform, Inc.                 Yes

       (3)   American Rivet Company, Inc.                            Yes

  C.   GHX, Inc.